Exhibit 99.1

NEWS RELEASE

MEDIA INQUIRIES:	FOR IMMEDIATE RELEASE
Stephanie Hoefken	April 1, 2015
Office: (214) 891-7693
E-mail: Stephanie.hoefken@richards.com

Business First Bancshares, Inc. Completes Acquisition of

American Gateway Financial Corporation

BATON ROUGE, LOUISIANA, April 1, 2015 – Business First Bancshares, Inc., holding company of Business First Bank (www.b1bank.com), today announced that on March 31, 2015, it completed its acquisition of American Gateway Financial Corporation, the holding company of American Gateway Bank. As part of this transaction, American Gateway Financial Corporation has been merged with and into Business First Bancshares, Inc., and American Gateway Bank has been merged with and into Business First Bank. The combined company begins operations with total assets of approximately $1.10 billion, total gross loans of approximately $730 million and total deposits of approximately $918 million.

Jude Melville, President and Chief Executive Officer of Business First Bank, commented, “We are so excited and proud to embark upon this next stage of our journey with our new employees, clients and shareholders. With this partnership, Business First will be unique among community banks in combining depth of coverage in the capital region and breadth of a state-wide footprint. We look forward to working together over the coming years to deepen the commercial and personal relationships each of our institutions have developed independently and, as a result, contribute meaningfully to the long-term success of our state.”

The combined institution is the largest community bank headquartered in Baton Rouge and one of the top ten institutions by size headquartered in Louisiana. Business First Bank now operates 16 offices, including 15 banking centers and one loan production office in six markets across Louisiana. Business First Bank provides commercial and personal banking, treasury management, and wealth solutions services to private businesses and their owners, operators, executives, and employees. It was chosen as one of American Banker Magazine’s Top 40 Banks to Work For in 2014.

CORPORATE OFFICE
Business First 8440 Jefferson Hwy., Baton Rouge, LA 70809 | 225.248.7600	Page 1

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.

CORPORATE OFFICE
Business First 8440 Jefferson Hwy., Baton Rouge, LA 70809 | 225.248.7600	Page 2